SEACOAST REPORTS SECOND QUARTER 2022 RESULTS
Record Commercial Loan Originations, Strong Growth in Demand Deposits, and Significant Expansion in Net Interest Margin Highlight Q2 Results
Well-Positioned Balance Sheet with Strong Capital and Liquidity

STUART, Fla., July 28, 2022 /GLOBE NEWSWIRE/ -- Seacoast Banking Corporation of Florida ("Seacoast" or the "Company") (NASDAQ: SBCF) today reported net income in the second quarter of 2022 of $32.8 million, or $0.53 per diluted share. Second quarter 2022 net income grew 59% compared to the first quarter of 2022, and increased 4% compared to the second quarter of 2021. Adjusted net income1 for the second quarter of 2022 was $36.3 million, or $0.59 per diluted share. Second quarter 2022 adjusted net income grew 34% compared to the first quarter of 2022, and increased 9% compared to the second quarter of 2021. At June 30, 2022, the ratio of tangible common equity to tangible assets was 9.74%, and tangible book value per share was $16.66. A decline in the value of the available for sale securities portfolio driven by rising interest rates during the first half of 2022 impacted the ratio of tangible common equity to tangible assets by 99 basis points and impacted tangible book value per share by $1.90 compared to December 31, 2021.
For the second quarter of 2022, return on average tangible assets was 1.29%, return on average tangible shareholders' equity was 13.01%, and the efficiency ratio was 56.22%, compared to 0.85%, 8.02%, and 62.33%, respectively, in the prior quarter, and 1.48%, 13.88%, and 54.93%, respectively, in the prior year quarter. Adjusted return on average tangible assets1 in the second quarter of 2022 was 1.38%, adjusted return on average tangible shareholders' equity1 was 13.97%, and the adjusted efficiency ratio1 was 53.15%, compared to 1.06%, 10.01%, and 54.86%, respectively, in the prior quarter, and 1.52%, 14.27%, and 53.49%, respectively, in the prior year quarter.
Charles M. Shaffer, Seacoast's Chairman and CEO, said, “Our quarterly results demonstrate the continued success of our balanced growth strategy, with steady, disciplined organic growth and financially attractive and well-integrated acquisitions combining to deliver strong returns for our shareholders. The quarter was highlighted by a significant increase in our net interest margin, strong loan originations, and continued growth in demand deposits. Adjusted pre-tax pre-provision earnings1 increased 11% over the prior quarter to $46.4 million, driving improvements in the overhead ratio, return on tangible assets, and return on tangible common equity.”
“I would like to thank the Seacoast team for their dedication and hard work, and I am very excited to continue our momentum as we build a statewide brand as Florida’s leading bank. As we enter the second half of 2022, we have already this year added new markets in Naples, Jacksonville, and Sarasota, and in the fourth quarter we will add Miami, Ocala, and Gainesville. This expansion into some of the best banking markets in the United States, in combination with a statewide highly competitive brand of banking, will generate disciplined growth and strong returns in the years to come,” Shaffer added.
Shaffer concluded, “We continue to operate the company with a solid balance sheet, fortified with a tangible common equity ratio of 9.74%. We see continued strong credit quality metrics, and the allowance for credit losses totals $90.8 million, with an additional $21.4 million in purchase discount on acquired loans. This provides meaningful loss absorption capacity, which when aggregated, represents 1.71% of loans outstanding. In addition, our balance sheet is supported by one of the best customer franchises in the industry and a strictly underwritten credit portfolio.”
Acquisitions Update
Seacoast’s balanced growth strategy, combining organic growth with value-creating acquisitions, continues to benefit shareholders and expand the franchise across Florida.
In the first quarter of 2022, Seacoast completed the acquisitions of Sabal Palm Bancorp, Inc. (“Sabal Palm”) in Sarasota, and Business Bank of Florida Corp. (“BBFC”) in Brevard County, which collectively added a combined $367.9 million in loans and $562.3 million in deposits. Seacoast recorded a $5.1 million provision for credit losses on acquired loans at the acquisition date. Integration activities, including system conversion, are now complete.

1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

The pending acquisition of Apollo Bancshares, Inc. will add a premier, locally-focused franchise in the rapidly growing South Florida market. We expect this transaction to close and the system conversion to be complete by early October 2022. The addition of Drummond Banking Company will expand Seacoast’s footprint into the emerging Gainesville and Ocala markets with low-cost core deposits and diversified business lines. We expect this transaction to close in early October 2022, with the system conversion in the first quarter of 2023. Each acquisition provides the opportunity for Seacoast to leverage its proven integration capabilities to preserve and build on Apollo’s and Drummond’s strong customer-focused relationships. The two acquisitions are expected to add a combined $1.2 billion in loans and $1.9 billion in deposits in the fourth quarter of 2022.
Financial Results
Income Statement
•Net income was $32.8 million, or $0.53 per diluted share for the second quarter of 2022 compared to net income of $20.6 million, or $0.33, for the prior quarter, and $31.4 million, or $0.56, for the prior year quarter. For the six months ended June 30, 2022, net income was $53.3 million, or $0.86 per diluted share, compared to $65.1 million, or $1.17 per diluted share, for the six months ended June 30, 2021. Adjusted net income1 for the second quarter of 2022 was $36.3 million, or $0.59 per diluted share. This compares to $27.1 million, or $0.44, for the prior quarter, and $33.3 million, or $0.59 per diluted share, for the prior year quarter. Excluded from adjusted net income are $3.0 million in merger-related expenses in the second quarter of 2022, compared to $6.7 million in the first quarter of 2022 and $0.5 million in the second quarter of 2021. For the six months ended June 30, 2022, adjusted net income1 was $63.4 million, or $1.03 per diluted share, compared to $68.7 million, or $1.23 per diluted share, for the six months ended June 30, 2021.
•Net revenues were $98.6 million in the second quarter of 2022, an increase of $6.7 million, or 7%, compared to the prior quarter, and an increase of $17.5 million, or 22%, compared to the prior year quarter. For the six months ended June 30, 2022 net revenues were $190.5 million, an increase of $25.1 million, or 15%, compared to the six months ended June 30, 2021. Adjusted revenues1 were $98.9 million in the second quarter of 2022, an increase of $6.6 million, or 7%, compared to the prior quarter, and an increase of $17.7 million, or 22%, compared to the prior year quarter. For the six months ended June 30, 2022 adjusted revenues1 were $191.3 million, an increase of $25.7 million, or 16%, compared to the six months ended June 30, 2021.
•On an adjusted basis, pre-tax pre-provision earnings1 was $46.4 million, an increase of 11% compared to the first quarter of 2022 and an increase of 23% compared to the second quarter of 2021. The increase from the prior quarter was the result of higher net interest income driven by expanding margin, increasing noninterest income, and a reduction in noninterest expense.
•Net interest income totaled $81.6 million in the second quarter of 2022, an increase of $5.1 million, or 7%, from the first quarter of 2022, and an increase of $15.8 million, or 24%, compared to the second quarter of 2021. For the six months ended June 30, 2022, net interest income was $158.2 million, an increase of $25.8 million, or 19% compared to the six months ended June 30, 2021.
•Net interest margin increased to 3.38% in the second quarter of 2022 compared to 3.25% in the first quarter of 2022, the result of higher yields on securities and loans and a stable cost of deposits. Excluding the effect of PPP and accretion on acquired loans, net interest margin increased 19 basis points to 3.24% in the second quarter of 2022 from 3.05% in the first quarter of 2022. Securities yields increased 30 basis points to 1.98%, reflecting the impact of the addition of higher yielding securities during the quarter. Non-PPP loan yields increased three basis points to 4.27%. The effect on net interest margin of accretion of purchase discounts on acquired loans in the second quarter of 2022 was 12 basis points, a decrease of 3 basis points compared to the prior quarter. The effect on net interest margin of interest and fees on PPP loans was an increase of two basis points in the second quarter of 2022 compared to an increase of five basis points in the prior quarter. The cost of deposits remained only six basis points for the second quarter of 2022. The margin benefited from the Company’s asset sensitivity, disciplined growth across the balance sheet, and no increase in the cost of deposits from the prior quarter.
•Noninterest income totaled $17.0 million in the second quarter of 2022, an increase of $1.6 million, or 10%, compared to the prior quarter, and an increase of $1.6 million, or 11%, compared to the prior year quarter. For
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

the six months ended June 30, 2022, noninterest income was $32.3 million, a decrease of $0.7 million, or 2%, compared to the six months ended June 30, 2021. Results for the second quarter of 2022 included the following:
•Service charges on deposits increased $0.6 million to $3.4 million, reflecting growth in commercial deposit relationships and service charge fee increases.
•Despite the impact of broad based declining equity market valuations, the wealth management group continues to win relationships, resulting in $2.8 million in fee income for the quarter, an increase of $0.1 million from the prior quarter.
•Mortgage banking fees were $0.9 million, compared to $1.7 million in the prior quarter, reflecting the continued impact of rising rates and limited housing inventory on saleable loan production.
•Gains on sale of SBA loans were $0.5 million, an increase of $0.3 million compared to the prior quarter, reflecting higher production during the quarter.
•Other income increased by $0.9 million in the second quarter of 2022 to $3.8 million and included the benefit of higher loan-swap related income.
•The Company recognized $0.3 million in securities losses in the second quarter of 2022, compared to $0.5 million in the first quarter of 2022 and $0.1 million in the second quarter of 2021.
•The provision for credit losses was $0.8 million in the second quarter of 2022, compared to $6.6 million in the prior quarter. The prior quarter included $5.1 million in provisioning for loans acquired in the Sabal Palm and BBFC transactions.
•Noninterest expense was $56.1 million in the second quarter of 2022, a decrease of $2.8 million, or 5%, compared to the prior quarter, and an increase of $10.4 million, or 23%, compared to the prior year quarter. Noninterest expense was $115.1 million for the six months ended June 30, 2022, compared to $91.9 million in the six months ended June 30, 2021. Changes from the first quarter of 2022 included the following:
•Salaries and wages decreased $0.2 million to $28.1 million in the second quarter of 2022. The second quarter of 2022 reflects higher compensation costs, with ongoing investments in commercial banking talent and production support roles, which were more than offset by a $2.4 million decline in merger-related expenses quarter over quarter.
•Employee benefits declined by $1.4 million to $4.2 million, reflecting seasonally higher payroll taxes and 401(k) contributions in the first quarter of 2022.
•Marketing expense increased $0.7 million to $1.9 million in the second quarter of 2022, the result of marketing campaigns primarily focused on our expansion markets.
•Legal and professional fees declined by $1.8 million to $2.9 million in the second quarter of 2022, reflecting lower merger-related expenses in the current quarter.
•Other expenses increased by $0.6 million, reflecting higher recruiting and production-related costs.
•Seacoast recorded $8.9 million of income tax expense in the second quarter of 2022, compared to $5.8 million in the prior quarter and $8.8 million in the second quarter of 2021. During the second quarter of 2022, the Company received a $1.0 million refund of Florida corporate income tax paid in prior periods. The State of Florida reported that, for the second year in a row, corporate income tax collections significantly exceeded projections, triggering an automatic refund of excess funds. Tax benefits related to stock-based compensation totaled $0.4 million in the second quarter of 2022, $0.5 million in the first quarter of 2022, and $0.6 million in the second quarter of 2021.
•The ratio of net adjusted noninterest expense1 to average tangible assets was 2.00% in the second quarter of 2022, compared to 1.99% in the prior quarter and 1.98% in the second quarter of 2021.
•The efficiency ratio was 56.22% in the second quarter of 2022, compared to 62.33% in the prior quarter and 54.93% in the prior year quarter. The adjusted efficiency ratio1 was 53.15% in the second quarter of 2022, compared to 54.86% in the prior quarter and 53.49% in the prior year quarter. The Company continues to remain keenly focused on disciplined expense control.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

Balance Sheet
•At June 30, 2022, the Company had total assets of $10.8 billion and total shareholders' equity of $1.3 billion. Book value per share was $21.65 on June 30, 2022, compared to $22.15 on March 31, 2022, and $21.33 on June 30, 2021. Tangible book value per share totaled $16.66 on June 30, 2022 compared to $17.12 on March 31, 2022 and $17.08 on June 30, 2021. A continued decline in the value of the available for sale securities portfolio driven by rising interest rates impacted tangible book value per share by $1.90 when compared to December 31, 2021.
•Debt securities totaled $2.6 billion on June 30, 2022, an increase of $142.0 million, or 6%, compared to March 31, 2022. Purchases during the second quarter of 2022 totaled $300.8 million, consisting primarily of agency-issued securities at an average duration of 3.3 and average add on yield of 3.31%. The Company continues to take a prudent and disciplined approach to reinvesting excess liquidity.
•Loans totaled $6.5 billion on June 30, 2022, an increase of $90.3 million, or 1%, compared to March 31, 2022. Loans outstanding, excluding PPP, grew 7% on an annualized basis. The Company continues to exercise a disciplined approach to loan growth, carefully underwriting loans to strict underwriting guidelines.
•Loan originations were $734.0 million in the second quarter of 2022, an increase of 8% compared to $678.7 million in the first quarter of 2022.
•Commercial originations were a record $461.9 million during the second quarter of 2022, compared to $373.0 million in the first quarter of 2022, and $193.0 million in the second quarter of 2021.
•Consumer originations in the second quarter of 2022 increased to $126.5 million from $79.0 million in the first quarter of 2022 and from $63.7 million in the second quarter of 2021. The increase is primarily the result of consumer lending teams that joined in late 2021.
•Residential loans originated for sale in the secondary market totaled $42.7 million in the second quarter of 2022, compared to $51.2 million in the first quarter of 2022 and $120.1 million in the second quarter of 2021. Limited housing inventory and slowing refinance activity contributed to lower production.
•Closed residential loans retained in the portfolio totaled $103.0 million in the second quarter of 2022, compared to $175.5 million in the first quarter of 2022, and $118.1 million in the second quarter of 2021. The first quarter of 2022 and the second quarter of 2021 included the purchases of $111.3 million and $38.4 million, respectively, of high-quality wholesale residential home mortgage loan pools from sellers well known to Seacoast.
•Pipelines (loans in underwriting and approval or approved and not yet closed) totaled $620.0 million on June 30, 2022, a decrease of 22% from March 31, 2022 and an increase of 32% from June 30, 2021.
•Commercial pipelines were $476.7 million as of June 30, 2022, a decrease of 23% from $619.5 million at March 31, 2022, and an increase of 48% from $322.0 million at June 30, 2021. The Company continues to add experienced commercial bankers across Florida focused on generating disciplined growth in full relationships, including credit facilities, deposit relationships, and wealth opportunities.
•Consumer pipelines were $75.5 million as of June 30, 2022, an increase of 23% from $61.6 million at March 31, 2022, and an increase of 138% from $31.7 million at June 30, 2021. The increase is primarily the result of consumer lending teams that joined in late 2021.
•Residential saleable pipelines were $14.7 million as of June 30, 2022, compared to $25.7 million at March 31, 2022, and $60.6 million at June 30, 2021. Retained residential pipelines were $53.1 million as of June 30, 2022, compared to $88.0 million at March 31, 2022, and $54.1 million at June 30, 2021.
•Total deposits were $9.2 billion as of June 30, 2022, a decrease of $54.8 million, or 1%, compared to March 31, 2022, and an increase of $1.4 billion, or 17%, compared to June 30, 2021.
•Transaction account balances increased $86 million, or 1%, quarter-over-quarter, and at June 30, 2022, total transaction account balances represent 64% of overall deposit funding. This continued growth in
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

commercial relationships reflects the benefit of adding experienced, well-seasoned commercial bankers across the state of Florida.
•The overall cost of deposits remained at six basis points.
•As of June 30, 2022, deposits per banking center were $158.4 million, compared to $163.4 million at March 31, 2022, and $163.3 million at June 30, 2021.

Asset Quality
•Credit metrics remain strong with charge-offs, nonaccruals, and criticized assets at historically low levels.
•Nonperforming loans increased by $0.2 million to $26.4 million at June 30, 2022. Nonperforming loans to total loans outstanding were 0.40% at June 30, 2022, 0.41% at March 31, 2022, and 0.61% at June 30, 2021.
•Due primarily to the sale during the quarter of a residential construction project held in other real estate owned since early 2020, nonperforming assets to total assets declined to 0.27% at June 30, 2022, compared to 0.35% at March 31, 2022, and 0.49% at June 30, 2021.
•The ratio of allowance for credit losses to total loans was 1.39% at June 30, 2022, 1.39% at March 31, 2022, and 1.49% at June 30, 2021. Excluding PPP loans, the ratio of allowance for credit losses to total loans at June 30, 2022 was 1.39%, compared to 1.40% at March 31, 2022 and 1.60% at June 30, 2021.
•Net recoveries of $0.1 million for the second quarter of 2022 compared to net charge-offs of $0.1 million in the first quarter of 2022 and $0.7 million in the second quarter of 2021. Net charge-offs for the four most recent quarters averaged 0.04%.
•Portfolio diversification, in terms of asset mix, industry, and loan type, has been a critical element of the Company's lending strategy. Exposure across industries and collateral types is broadly distributed. Seacoast's average commercial loan size is $558 thousand, reflecting an ability to maintain granularity within the overall loan portfolio.
•Construction and land development and commercial real estate loans remain well below regulatory guidance at 29% and 192% of total bank-level risk-based capital, respectively, compared to 22% and 189% respectively, at March 31, 2022. On a consolidated basis, construction and land development and commercial real estate loans represent 27% and 176%, respectively, of total consolidated risk-based capital.
Capital and Liquidity
•The Company continues to operate with a fortress balance sheet, with a tier 1 capital ratio at June 30, 2022, of 16.8% compared to 16.8% at March 31, 2022, and 18.3% at June 30, 2021. The total capital ratio was 17.7% and the tier 1 leverage ratio was 11.6% at June 30, 2022.
•Cash and cash equivalents at June 30, 2022 totaled $901.4 million, a decrease of $321.1 million, or 26%, from March 31, 2022, resulting from loan growth, investment in the securities portfolio, and deposit outflows, primarily attributed to seasonally higher tax payments by commercial customers.
•Tangible common equity to tangible assets was 9.74% at June 30, 2022, compared to 9.89% at March 31, 2022, and 10.43% at June 30, 2021. Declines in the value of available for sale securities due to rising interest rates in the first half of 2022 negatively impacted equity year to date by $116.5 million.

•At June 30, 2022, the Company had available unsecured lines of credit of $165.0 million and lines of credit under lendable collateral value of $2.2 billion. Additionally, $2.1 million of debt securities and $0.7 million of residential and commercial real estate loans are available as collateral for potential borrowings.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

FINANCIAL HIGHLIGHTS
(Amounts in thousands except per share data)	(Unaudited)
	Quarterly Trends

	2Q'22	1Q'22	4Q'21	3Q'21	2Q'21
Selected Balance Sheet Data:
Total Assets	$10,811,704	$10,904,817	$9,681,433	$9,893,498	$9,316,833
Gross Loans	6,541,548	6,451,217	5,925,029	5,905,884	5,437,049
Total Deposits	9,188,953	9,243,768	8,067,589	8,334,172	7,836,436

Performance Measures:
Net Income	$32,755	$20,588	$36,330	$22,944	$31,410
Net Interest Margin	3.38%	3.25%	3.16%	3.22%	3.23%
Average Diluted Shares Outstanding	61,923	61,704	59,016	57,645	55,901
Diluted Earnings Per Share (EPS)	$0.53	$0.33	$0.62	$0.40	$0.56
Return on (annualized):
Average Assets (ROA)	1.21%	0.79%	1.43%	0.93%	1.40%
Average Tangible Assets (ROTA)[2]	1.29	0.85	1.51	1.00	1.48
Average Tangible Common Equity (ROTCE)[2]	13.01	8.02	14.29	9.56	13.88
Tangible Common Equity to Tangible Assets[2]	9.74	9.89	11.09	10.62	10.43
Tangible Book Value Per Share[2]	$16.66	$17.12	$17.84	$17.52	$17.08
Efficiency Ratio	56.22%	62.33%	53.70%	59.55%	54.93%

Adjusted Operating Measures[1]:
Adjusted Net Income	$36,327	$27,056	$36,854	$29,350	$33,251
Adjusted Diluted EPS	0.59	0.44	0.62	0.51	0.59
Adjusted ROTA[2]	1.38%	1.06%	1.49%	1.23%	1.52%
Adjusted ROTCE[2]	13.97	10.01	14.11	11.72	14.27
Adjusted Efficiency Ratio	53.15	54.86	53.43	51.50	53.49
Net Adjusted Noninterest Expense as a Percent of Average Tangible Assets[2]	2.00	1.99	1.96	1.95	1.98

Other Data:
Market capitalization[3]	$2,028,996	$2,144,586	$2,070,465	$1,972,784	$1,893,141
Full-time equivalent employees	1,095	1,066	989	995	946
Number of ATMs	79	79	75	72	75
Full-service banking offices	58	58	54	52	48
[1]Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and a reconciliation to GAAP.
[2]The Company defines tangible assets as total assets less intangible assets, and tangible common equity as total shareholders' equity less intangible assets.
[3]Common shares outstanding multiplied by closing bid price on last day of each period.

Second Quarter 2022 Strategic Highlights

Capitalizing on Seacoast’s Commitment to Digital Transformation
•Consistent investments in recent years in client-facing technology and high-performing bankers continue to generate solid performance in new customer acquisition and organic balance sheet growth. As we seek to build the most competitive banking franchise in Florida, we are driving continued transformation across our technology capabilities.
•Early in 2022, we successfully launched a unified customer user experience by upgrading our digital platforms including mobile, consumer internet banking and business internet banking. These digital investments have dramatically improved our customer experience, reflected in a 20% reduction of inbound calls to our telephone support center. We expect to introduce additional digital features in the third and fourth quarters.
•Use of online and mobile features including Zelle® have surpassed our estimates, with ten times the utilization of payment features compared to our previous platform. Over 15,000 online banking users have opted into our account aggregation service.
•During the second quarter, we completed the first phase of our enhanced digital account opening solution, which streamlined account opening for customers while positioning the bank to more effectively scale across the state.
Driving Sustainable Growth and Expanding our Footprint
•Seacoast’s balanced growth strategy includes organic growth and expansion initiatives across the state. Thus far in 2022, Seacoast has expanded the franchise into Naples, Sarasota, and Jacksonville. The combination of a strong Florida economy, the build-out of our commercial franchise across the state, and additions to our consumer and mortgage lending teams drove diversified loan production during the quarter.
•During the second quarter, the Company continued to strengthen its commercial banking franchise, adding five commercial bankers across the footprint. In addition, Tom Lambert, previously with Truist, joined Seacoast as Market President for the Tampa Bay region. Tom is a well-known leader in the Tampa Bay market, having spent the last several years leading middle market for heritage BB&T.
•The Company added six new treasury officers across the state during the second quarter, providing additional support and treasury management expertise further, supporting the Company’s middle market buildout.
Scaling and Evolving Our Culture
•For the third consecutive year, Seacoast has been recognized by the Human Rights Foundation, earning a perfect score for Workplace Equality in the 2022 Corporate Equality index. In addition, the Orlando Business Journal recognized Seacoast as a Best Place to Work for 2022. These honors highlight our commitment to employees’ well-being, as well as our numerous diversity and inclusion initiatives.

OTHER INFORMATION
Conference Call Information
Seacoast will host a conference call on July 29, 2022 at 10:00 a.m. (Eastern Time) to discuss the second quarter 2022 earnings results and business trends. Investors may call in (toll-free) by dialing (866) 374-5140 (passcode: 1306 5710#; host: Charles Shaffer). Charts will be used during the conference call and may be accessed at Seacoast's website at www.SeacoastBanking.com     by selecting "Presentations" under the heading "News/Events." A replay of the call will be available for one month, beginning late afternoon on July 29, 2022, and can be accessed via a link at www.SeacoastBanking.com under the heading “Corporate Information,” using the passcode EV00135641.

Alternatively, individuals may listen to the live webcast of the presentation by visiting Seacoast's website at www.SeacoastBanking.com. The link is located under the heading “Corporate Information.” Beginning late afternoon on July 29, 2022, an archived version of the webcast can be accessed from this same subsection of the website. The archived webcast will be available for one year.

About Seacoast Banking Corporation of Florida (NASDAQ: SBCF)
Seacoast Banking Corporation of Florida (NASDAQ: SBCF) is one of the largest community banks headquartered in Florida with approximately $10.8 billion in assets and $9.2 billion in deposits as of June 30, 2022. Seacoast provides integrated financial services including commercial and consumer banking, wealth management, and mortgage services to customers at over 50 full-service branches across Florida, and through advanced mobile and online banking solutions. Seacoast National Bank is the wholly-owned subsidiary bank of Seacoast Banking Corporation of Florida. For more information about Seacoast, visit www.SeacoastBanking.com.

Additional Information

Seacoast has filed a registration statement on Form S-4 with the United States Securities and Exchange Commission (the "SEC") in connection with the proposed merger of Apollo Bancshares, Inc. and Apollo Bank with and into Seacoast and Seacoast National Bank, respectively. Seacoast has also filed a registration statement on Form S-4 with the SEC in connection with the proposed merger of Drummond Banking Company and Drummond Community Bank with and into Seacoast and Seacoast National Bank, respectively. The registration statements in connection with the mergers include a proxy statement of Apollo Bancshares, Inc., Apollo Bank and Drummond Banking Company, respectively, and a prospectus of Seacoast. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. WE URGE INVESTORS TO READ THE PROXY STATEMENTS/PROSPECTUSES AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGERS OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENTS/PROSPECTUSES BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors may obtain (when available) these documents free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by Seacoast will be available free of charge by contacting Investor Relations at (772) 288-6085.

Apollo Bancshares, Inc. and Apollo Bank, their directors, and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed mergers with and into Seacoast and Seacoast National Bank. Information regarding the participants in the proxy solicitation of Apollo Bancshares, Inc. and Apollo Bank and a description of its direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC.

Drummond Banking Company and Drummond Community Bank, their directors, and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed mergers with and into Seacoast and Seacoast National Bank. Information regarding the participants in the proxy solicitation of Drummond Banking Company and a description of its direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning, and protections, of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, cost savings, enhanced revenues, economic and seasonal conditions in the Company’s markets, and improvements to reported earnings that may be realized from cost controls, tax law changes, new initiatives and for integration of banks that the Company has acquired, or expects to acquire, including Apollo Bancshares, Inc. and Drummond Banking Company, as well as statements with respect to Seacoast's objectives, strategic plans, expectations and intentions and other statements that are not historical facts, any of which may be impacted by the COVID-19 pandemic and any variants thereof and related effects on the U.S. economy. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates and intentions about future performance and involve known and unknown risks, uncertainties and other factors, which may be beyond the Company’s control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect the Company to update any forward-looking statements.

All statements other than statements of historical fact could be forward-looking statements. You can identify these forward-looking statements through the use of words such as "may", "will", "anticipate", "assume", "should", "support", "indicate", "would", "believe", "contemplate", "expect", "estimate", "continue", "further", "plan", "point to", "project", "could", "intend", "target" or other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic and market conditions, including seasonality; the adverse impact of COVID-19 (economic and otherwise) on the Company and its customers, counterparties, employees, and third-party service providers, and the adverse impacts to our business, financial position, results of operations and prospects; government or regulatory responses to the COVID-19 pandemic; governmental monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve, as well as legislative, tax and regulatory changes, including those that impact the money supply and inflation; changes in accounting policies, rules and practices, including the impact of the adoption of the current expected credit losses (“CECL”) methodology; the risks of changes in interest rates on the level and composition of deposits, loan demand, liquidity and the values of loan collateral, securities, and interest rate sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; uncertainty related to the impact of LIBOR calculations on securities, loans and debt; changes in borrower credit risks and payment behaviors including as a result of the financial impact of COVID-19; changes in retail distribution strategies, customer preferences and behavior (including as a result of economic factors); changes in the availability and cost of credit and capital in the financial markets; changes in the prices, values and sales volumes of residential and commercial real estate; our ability to comply with any regulatory requirements; the effects of problems encountered by other financial institutions that adversely affect Seacoast or the banking industry; the Company’s concentration in commercial real estate loans and in real estate collateral in Florida; inaccuracies or other failures from the use of models, including the failure of assumptions and estimates, as well as differences in, and changes to, economic, market and credit conditions; the impact on the valuation of Seacoast’s investments due to market volatility or counterparty payment risk; statutory and regulatory dividend restrictions; increases in regulatory capital requirements for banking organizations generally; the risks of mergers, acquisitions and divestitures, including Seacoast’s ability to continue to identify acquisition targets, successfully acquire and integrate desirable financial institutions and realize expected revenues and revenue synergies; changes in technology or products that may be more difficult, costly, or less effective than anticipated; the Company’s ability to identify and address increased cybersecurity risks, including as a result of employees working remotely; inability of Seacoast’s risk management framework to manage risks associated with the Company’s business; dependence on key suppliers or vendors to obtain equipment or services for the business on acceptable terms, including the impact of supply chain disruptions; reduction in or the termination of Seacoast’s ability to use the online- or mobile-based platform that is critical to the Company’s business growth strategy; the effects of war or other conflicts, including the impacts related to or resulting from Russia’s military action in Ukraine, acts of terrorism, natural disasters, health emergencies, epidemics or pandemics, or other catastrophic events that may affect general economic conditions; unexpected outcomes of and the costs associated with, existing or new litigation involving the Company, including as a result of the Company’s participation in the Paycheck Protection Program (“PPP”); Seacoast’s ability to maintain adequate internal controls over financial reporting; potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions; the risks that deferred tax assets could be reduced if estimates of future taxable income from the Company’s operations and tax planning strategies are less than currently estimated and sales of capital stock could trigger a reduction in the amount of net operating loss carryforwards that the Company may be able to utilize for income tax purposes; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, non-bank financial technology providers, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company’s market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; the failure of assumptions underlying the establishment of reserves for possible credit losses.

The risks relating to the proposed Apollo Bancshares, Inc. and Drummond Banking Company mergers include, without limitation, failure to obtain the approval of shareholders of Apollo Bancshares, Inc., Apollo Bank and Drummond Banking Company in connection with the mergers; the timing to consummate the proposed mergers; the risk that a condition to the closing of the proposed mergers may not be satisfied; the risk that a regulatory approval that may be required for the proposed mergers is not obtained or is obtained subject to conditions that are not anticipated; the parties' ability to achieve the synergies and value creation contemplated by the proposed mergers; the parties' ability to promptly and effectively integrate the businesses of Seacoast, Apollo Bancshares, Inc. and Drummond Banking Company, including unexpected transaction costs, the costs of integrating operations, severance, professional fees and other expenses; the diversion of management time on issues related to the mergers; the failure to consummate or any delay in consummating the mergers for other reasons; changes in laws or regulations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers and employees by competitors; and the difficulties and risks inherent with entering new markets.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2021 and quarterly report on Form 10-Q for the quarter ended March 31, 2022 under "Special Cautionary Notice Regarding Forward-Looking Statements" and "Risk Factors", and otherwise in the Company’s SEC reports and filings. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC's Internet website at www.sec.gov.

FINANCIAL HIGHLIGHTS			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Six Months Ended

(Amounts in thousands, except ratios and per share data)	2Q'22	1Q'22	4Q'21	3Q'21	2Q'21	2Q'22	2Q'21

Summary of Earnings
Net income	$32,755	$20,588	$36,330	$22,944	$31,410	$53,343	$65,129
Adjusted net income[1]	36,327	27,056	36,854	29,350	33,251	63,383	68,748
Net interest income[2]	81,764	76,639	72,412	71,455	65,933	158,403	132,674
Net interest margin[2,3]	3.38%	3.25%	3.16%	3.22%	3.23%	3.32%	3.37%

Performance Ratios
Return on average assets-GAAP basis[3]	1.21%	0.79%	1.43%	0.93%	1.40%	1.00%	1.50%
Return on average tangible assets-GAAP basis[3,4]	1.29	0.85	1.51	1.00	1.48	1.07	1.58
Adjusted return on average tangible assets[1,3,4]	1.38	1.06	1.49	1.23	1.52	1.23	1.63
Net adjusted noninterest expense to average tangible assets[1,3,4]	2.00	1.99	1.96	1.95	1.98	2.00	2.07

Return on average shareholders' equity-GAAP basis[3]	9.73	5.96	11.06	7.29	10.76	7.82	11.39
Return on average tangible common equity-GAAP basis[3,4]	13.01	8.02	14.29	9.56	13.88	10.46	14.73
Adjusted return on average tangible common equity[1,3,4]	13.97	10.01	14.11	11.72	14.27	11.95	15.12
Efficiency ratio[5]	56.22	62.33	53.70	59.55	54.93	59.17	54.05
Adjusted efficiency ratio[1]	53.15	54.86	53.43	51.50	53.49	53.97	52.72
Noninterest income to total revenue (excluding securities gains/losses)	17.45	17.14	20.89	21.09	18.94	17.30	20.03
Tangible common equity to tangible assets[4]	9.74	9.89	11.09	10.62	10.43	9.74	10.43
Average loan-to-deposit ratio	70.60	71.25	70.29	69.97	74.13	70.92	77.62
End of period loan-to-deposit ratio	71.34	70.01	73.84	71.46	69.93	71.34	69.93

Per Share Data
Net income diluted-GAAP basis	$0.53	$0.33	$0.62	$0.40	$0.56	$0.86	$1.17
Net income basic-GAAP basis	0.53	0.34	0.62	0.40	0.57	0.87	1.18
Adjusted earnings[1]	0.59	0.44	0.62	0.51	0.59	1.03	1.23

Book value per share common	21.65	22.15	22.40	22.12	21.33	21.65	21.33
Tangible book value per share	16.66	17.12	17.84	17.52	17.08	16.66	17.08
Cash dividends declared	0.17	0.13	0.13	0.13	0.13	0.30	0.13

[1]Non-GAAP measure - see "Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and a reconciliation to GAAP.
[2]Calculated on a fully taxable equivalent basis using amortized cost.
[3]These ratios are stated on an annualized basis and are not necessarily indicative of future periods.
[4]The Company defines tangible assets as total assets less intangible assets, and tangible common equity as total shareholders' equity less intangible assets.
[5]Defined as noninterest expense less amortization of intangibles and gains, losses, and expenses on foreclosed properties divided by net operating revenue (net interest income on a fully taxable equivalent basis plus noninterest income excluding securities gains and losses).

CONDENSED CONSOLIDATED STATEMENTS OF INCOME			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Six Months Ended

(Amounts in thousands, except per share data)	2Q'22	1Q'22	4Q'21	3Q'21	2Q'21	2Q'22	2Q'21

Interest on securities:
Taxable	$12,387	$10,041	$8,574	$7,775	$6,559	$22,428	$12,857
Nontaxable	138	140	139	143	147	278	295
Fees on PPP loans	676	1,373	3,011	5,218	3,877	2,049	9,267
Interest on PPP loans	65	150	341	699	1,251	215	2,747
Interest and fees on loans - excluding PPP loans	68,566	65,595	61,049	58,507	55,220	134,161	110,632
Interest on federal funds sold and other investments	1,917	933	828	867	709	2,850	1,295
Total Interest Income	83,749	78,232	73,942	73,209	67,763	161,981	137,093

Interest on deposits	994	767	711	849	980	1,761	2,045
Interest on time certificates	436	468	494	583	524	904	1,711
Interest on borrowed money	672	475	448	453	457	1,147	925
Total Interest Expense	2,102	1,710	1,653	1,885	1,961	3,812	4,681

Net Interest Income	81,647	76,522	72,289	71,324	65,802	158,169	132,412
Provision for credit losses	822	6,556	(3,942)	5,091	(4,855)	7,378	(10,570)
Net Interest Income After Provision for Credit Losses	80,825	69,966	76,231	66,233	70,657	150,791	142,982

Noninterest income:
Service charges on deposit accounts	3,408	2,801	2,606	2,495	2,338	6,209	4,676
Interchange income	4,255	4,128	4,135	4,131	4,145	8,383	7,965
Wealth management income	2,774	2,659	2,356	2,562	2,387	5,433	4,710
Mortgage banking fees	932	1,686	2,030	2,550	2,977	2,618	7,202
Marine finance fees	312	191	147	152	177	503	366
SBA gains	473	156	200	812	232	629	519
BOLI income	1,349	1,334	1,295	1,128	872	2,683	1,731
Other	3,761	2,870	6,316	5,228	2,249	6,631	5,993
	17,264	15,825	19,085	19,058	15,377	33,089	33,162
Securities losses, net	(300)	(452)	(379)	(30)	(55)	(752)	(169)
Total Noninterest Income	16,964	15,373	18,706	19,028	15,322	32,337	32,993

Noninterest expenses:
Salaries and wages	28,056	28,219	25,005	27,919	22,966	56,275	44,359
Employee benefits	4,151	5,501	4,763	4,177	3,953	9,652	8,933
Outsourced data processing costs	6,043	6,156	5,165	5,610	4,676	12,199	9,144
Telephone / data lines	908	733	790	810	838	1,641	1,623
Occupancy	4,050	3,986	3,500	3,541	3,310	8,036	7,099
Furniture and equipment	1,588	1,426	1,403	1,567	1,166	3,014	2,420
Marketing	1,882	1,171	1,060	1,353	1,002	3,053	2,170
Legal and professional fees	2,946	4,789	2,461	4,151	2,182	7,735	4,764
FDIC assessments	699	789	713	651	515	1,488	1,041
Amortization of intangibles	1,446	1,446	1,304	1,306	1,212	2,892	2,423
Foreclosed property expense and net (gain) loss on sale	(968)	(164)	(175)	66	(90)	(1,132)	(155)
Provision for credit losses on unfunded commitments	—	142	—	133	—	142	—
Other	5,347	4,723	4,274	3,984	4,054	10,070	8,083
Total Noninterest Expense	56,148	58,917	50,263	55,268	45,784	115,065	91,904

Income Before Income Taxes	41,641	26,422	44,674	29,993	40,195	68,063	84,071
Income taxes	8,886	5,834	8,344	7,049	8,785	14,720	18,942

Net Income	$32,755	$20,588	$36,330	$22,944	$31,410	$53,343	$65,129

Per share of common stock:

Net income diluted	$0.53	$0.33	$0.62	$0.40	$0.56	$0.86	$1.17
Net income basic	0.53	0.34	0.62	0.40	0.57	0.87	1.18
Cash dividends declared	0.17	0.13	0.13	0.13	0.13	0.30	0.13

Average diluted shares outstanding	61,923	61,704	59,016	57,645	55,901	61,818	55,827
Average basic shares outstanding	61,409	61,127	58,462	57,148	55,421	61,269	55,347

CONDENSED CONSOLIDATED BALANCE SHEETS			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	June 30,	March 31,	December 31,	September 30,	June 30,
(Amounts in thousands)	2022	2022	2021	2021	2021

Assets
Cash and due from banks	$363,343	$351,128	$238,750	$199,460	$97,468
Interest bearing deposits with other banks	538,025	871,387	498,979	1,028,235	1,351,377
Total Cash and Cash Equivalents	901,368	1,222,515	737,729	1,227,695	1,448,845

Time deposits with other banks	4,730	5,975	—	750	750

Debt Securities:
Available for sale (at fair value)	1,800,791	1,706,619	1,644,319	1,546,155	1,322,776
Held to maturity (at amortized cost)	794,785	747,004	638,640	526,502	493,467
Total Debt Securities	2,595,576	2,453,623	2,282,959	2,072,657	1,816,243

Loans held for sale	14,205	20,615	31,791	49,597	42,793

Loans	6,541,548	6,451,217	5,925,029	5,905,884	5,437,049
Less: Allowance for credit losses	(90,769)	(89,838)	(83,315)	(87,823)	(81,127)
Net Loans	6,450,779	6,361,379	5,841,714	5,818,061	5,355,922

Bank premises and equipment, net	74,784	74,617	72,404	71,250	69,392
Other real estate owned	2,419	11,567	13,618	13,628	12,804
Goodwill	286,606	286,606	252,154	252,154	221,176
Other intangible assets, net	20,062	21,549	14,845	16,153	14,106
Bank owned life insurance	207,724	206,375	205,041	193,747	158,506
Net deferred tax assets	60,080	47,222	27,321	24,187	21,839
Other assets	193,371	192,774	201,857	153,619	154,457
Total Assets	$10,811,704	$10,904,817	$9,681,433	$9,893,498	$9,316,833

Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest demand	$3,593,201	$3,522,700	$3,075,534	$3,086,466	$2,952,160
Interest-bearing demand	2,269,148	2,253,562	1,890,212	1,845,165	1,763,884
Savings	946,738	937,839	895,019	834,309	811,516
Money market	1,911,847	1,999,027	1,651,881	1,951,639	1,807,190
Other time certificates	350,571	397,491	404,601	437,973	335,370
Brokered time certificates	—	—	—	20,000	20,000
Time certificates of more than $250,000	117,448	133,149	150,342	158,620	146,316
Total Deposits	9,188,953	9,243,768	8,067,589	8,334,172	7,836,436

Securities sold under agreements to repurchase	110,578	120,922	121,565	105,548	119,973
Subordinated debt	71,786	71,716	71,646	71,576	71,506
Other liabilities	110,812	112,126	109,897	91,682	106,571
Total Liabilities	9,482,129	9,548,532	8,370,697	8,602,978	8,134,486

Shareholders' Equity
Common stock	6,141	6,124	5,850	5,835	5,544
Additional paid in capital	1,065,167	1,062,462	963,851	959,644	862,598
Retained earnings	393,431	371,192	358,598	329,918	314,584
Treasury stock	(11,632)	(10,459)	(10,569)	(10,146)	(10,180)
	1,453,107	1,429,319	1,317,730	1,285,251	1,172,546
Accumulated other comprehensive (loss) income, net	(123,532)	(73,034)	(6,994)	5,269	9,801
Total Shareholders' Equity	1,329,575	1,356,285	1,310,736	1,290,520	1,182,347
Total Liabilities & Shareholders' Equity	$10,811,704	$10,904,817	$9,681,433	$9,893,498	$9,316,833

Common shares outstanding	61,410	61,239	58,504	58,349	55,436

CONSOLIDATED QUARTERLY FINANCIAL DATA			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

(Amounts in thousands)	2Q'22	1Q'22	4Q'21	3Q'21	2Q'21

Credit Analysis
Net (recoveries) charge-offs - non-acquired loans	$(75)	$72	$541	$198	$214
Net (recoveries) charge-offs - acquired loans	(49)	7	29	1,234	441
Total Net (Recoveries) Charge-offs	(124)	79	570	1,432	655

Net (recoveries) charge-offs to average loans - non-acquired loans	—%	—%	0.04%	0.01%	0.02%
Net (recoveries) charge-offs to average loans - acquired loans	—	—	—	0.09	0.03
Total Net (Recoveries) Charge-offs to Average Loans	—	—	0.04	0.10	0.05

Allowance for credit losses - non-acquired loans	$70,215	$67,261	$64,710	$64,740	$64,525
Allowance for credit losses - acquired loans	20,554	22,577	18,605	23,083	16,602
Total Allowance for Credit Losses	$90,769	$89,838	$83,315	$87,823	$81,127

Non-acquired loans at end of period	$5,389,405	$5,169,973	$4,860,171	$4,608,801	$4,290,622
Acquired loans at end of period	1,134,940	1,241,988	973,751	1,106,481	782,315
Paycheck Protection Program loans at end of period	17,203	39,256	91,107	190,602	364,112
Total Loans	$6,541,548	$6,451,217	$5,925,029	$5,905,884	$5,437,049

Non-acquired loans allowance for credit losses to non-acquired loans at end of period	1.30%	1.30%	1.33%	1.40%	1.50%
Total allowance for credit losses to total loans at end of period	1.39	1.39	1.41	1.49	1.49
Total allowance for credit losses to total loans, excluding PPP loans	1.39	1.40	1.43	1.54	1.60
Purchase discount on acquired loans at end of period	1.84	1.89	2.27	2.27	2.98

End of Period
Nonperforming loans	$26,442	$26,209	$30,598	$32,612	$32,920
Other real estate owned	109	9,256	12,223	11,843	11,019
Properties previously used in bank operations included in other real estate owned	2,310	2,310	1,395	1,785	1,785
Total Nonperforming Assets	$28,861	$37,775	$44,216	$46,240	$45,724

Accruing troubled debt restructures (TDRs)	$4,022	$4,454	$3,917	$4,047	$4,037

Nonperforming Loans to Loans at End of Period	0.40%	0.41%	0.52%	0.55%	0.61%
Nonperforming Assets to Total Assets at End of Period	0.27	0.35	0.46	0.47	0.49

	June 30,	March 31,	December 31,	September 30,	June 30,
Loans	2022	2022	2021	2021	2021

Construction and land development	$350,025	$259,421	$230,824	$227,459	$234,347
Commercial real estate - owner occupied	1,254,343	1,284,515	1,197,774	1,201,336	1,127,640
Commercial real estate - non-owner occupied	1,972,540	1,966,150	1,736,439	1,673,587	1,412,439
Residential real estate	1,647,465	1,599,645	1,425,354	1,467,329	1,226,536
Commercial and financial	1,124,771	1,132,506	1,069,356	982,552	900,206
Consumer	175,201	169,724	174,175	163,019	171,769
Paycheck Protection Program	17,203	39,256	91,107	190,602	364,112
Total Loans	$6,541,548	$6,451,217	$5,925,029	$5,905,884	$5,437,049

AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES [1]					(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	2Q'22			1Q'22			2Q'21
	Average		Yield/	Average		Yield/	Average		Yield/
(Amounts in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Earning assets:
Securities:
Taxable	$2,517,879	$12,387	1.97%	$2,406,399	$10,041	1.67%	$1,629,410	$6,559	1.61%
Nontaxable	22,443	175	3.12	24,042	177	2.94	25,581	186	2.90
Total Securities	2,540,322	12,562	1.98	2,430,441	10,218	1.68	1,654,991	6,745	1.63

Federal funds sold	644,144	1,281	0.80	738,588	350	0.19	816,455	226	0.11
Other investments	46,257	636	5.51	44,999	583	5.25	108,868	483	1.78

Loans excluding PPP loans	6,454,444	68,647	4.27	6,276,964	65,675	4.24	5,092,897	55,313	4.36
PPP loans	26,322	741	11.29	61,923	1,523	9.98	505,339	5,127	4.07
Total Loans	6,480,766	69,388	4.29	6,338,887	67,198	4.30	5,598,236	60,440	4.33

Total Earning Assets	9,711,489	83,867	3.46	9,552,915	78,349	3.33	8,178,550	67,894	3.33

Allowance for credit losses	(90,242)			(87,467)			(86,042)
Cash and due from banks	389,695			365,835			327,171
Premises and equipment	74,614			75,876			70,033
Intangible assets	307,411			304,321			235,964
Bank owned life insurance	206,839			205,500			133,484
Other assets	240,712			211,536			166,686

Total Assets	$10,840,518			$10,628,516			$9,025,846

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$2,262,408	$293	0.05%	$2,097,383	$190	0.04%	$1,692,178	$235	0.06%
Savings	962,264	64	0.03	925,348	65	0.03	790,734	118	0.06
Money market	1,938,421	637	0.13	1,976,660	512	0.11	1,736,481	627	0.14
Time deposits	496,186	436	0.35	560,681	468	0.34	533,350	524	0.39
Securities sold under agreements to repurchase	120,437	94	0.31	118,146	39	0.13	115,512	35	0.12
Other borrowings	71,740	579	3.24	71,670	436	2.47	71,460	422	2.37

Total Interest-Bearing Liabilities	5,851,456	2,103	0.14	5,749,888	1,710	0.12	4,939,715	1,961	0.16

Noninterest demand	3,520,700			3,336,121			2,799,643
Other liabilities	117,793			141,972			116,093
Total Liabilities	9,489,949			9,227,981			7,855,451

Shareholders' equity	1,350,568			1,400,535			1,170,395

Total Liabilities & Equity	$10,840,518			$10,628,516			$9,025,846

Cost of deposits			0.06%			0.06%			0.08%
Interest expense as a % of earning assets			0.09%			0.07%			0.10%
Net interest income as a % of earning assets		$81,764	3.38%		$76,639	3.25%		$65,933	3.23%

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.
Fees on loans have been included in interest on loans. Nonaccrual loans are included in loan balances.

AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES [1]				(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Six Months Ended June 30, 2022			Six Months Ended June 30, 2021
	Average		Yield/	Average		Yield/
(Amounts in thousands, except ratios)	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Earning assets:
Securities:
Taxable	$2,462,447	$22,428	1.82%	$1,590,152	$12,857	1.62%
Nontaxable	23,238	352	3.03	25,756	373	2.90
Total Securities	2,485,685	22,780	1.83	1,615,908	13,230	1.64

Federal funds sold	691,105	1,631	0.48	556,425	299	0.11
Other investments	45,631	1,219	5.39	96,422	996	2.08

Loans excluding PPP loans	6,366,194	134,322	4.25	5,121,114	110,817	4.36
PPP loans	44,024	2,264	10.37	557,247	12,013	4.35
Total Loans	6,410,218	136,586	4.30	5,678,361	122,830	4.36

Total Earning Assets	9,632,639	162,216	3.40	7,947,116	137,355	3.49

Allowance for credit losses	(88,862)			(88,873)
Cash and due from banks	377,831			291,626
Premises and equipment	75,241			72,141
Intangible assets	305,875			236,640
Bank owned life insurance	206,173			132,785
Other assets	226,205			165,658

Total Assets	$10,735,102			$8,757,093

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$2,180,351	$483	0.04%	$1,646,587	$493	0.06%
Savings	943,908	129	0.03	756,693	255	0.07
Money market	1,957,435	1,149	0.12	1,673,559	1,297	0.16
Time deposits	528,255	904	0.35	621,844	1,711	0.55
Securities sold under agreements to repurchase	119,298	133	0.22	114,181	76	0.13
Other borrowings	71,706	1,015	2.85	71,425	849	2.40

Total Interest-Bearing Liabilities	5,800,953	3,813	0.13	4,884,289	4,681	0.19

Noninterest demand	3,428,921			2,616,856
Other liabilities	129,812			102,450
Total Liabilities	9,359,686			7,603,595

Shareholders' equity	1,375,413			1,153,499

Total Liabilities & Equity	$10,735,102			$8,757,093

Cost of deposits			0.06%			0.10%
Interest expense as a % of earning assets			0.08%			0.12%
Net interest income as a % of earning assets		$158,403	3.32%		$132,674	3.37%

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.
Fees on loans have been included in interest on loans. Nonaccrual loans are included in loan balances.

CONSOLIDATED QUARTERLY FINANCIAL DATA			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	June 30,	March 31,	December 31,	September 30,	June 30,
(Amounts in thousands)	2022	2022	2021	2021	2021

Customer Relationship Funding
Noninterest demand
Commercial	$2,945,445	$2,939,595	$2,477,111	$2,535,922	$2,431,928
Retail	464,214	458,809	458,626	416,779	401,988
Public funds	143,075	86,419	107,523	84,337	88,057
Other	40,467	37,877	32,274	49,428	30,187
Total Noninterest Demand	3,593,201	3,522,700	3,075,534	3,086,466	2,952,160

Interest-bearing demand
Commercial	769,948	610,109	497,466	554,366	545,797
Retail	1,207,698	1,392,490	1,144,635	1,069,668	958,619
Public funds	291,502	250,963	248,111	221,131	259,468
Total Interest-Bearing Demand	2,269,148	2,253,562	1,890,212	1,845,165	1,763,884

Total transaction accounts
Commercial	3,715,393	3,549,704	2,974,577	3,090,288	2,977,725
Retail	1,671,912	1,851,299	1,603,261	1,486,447	1,360,607
Public funds	434,577	337,382	355,634	305,468	347,525
Other	40,467	37,877	32,274	49,428	30,187
Total Transaction Accounts	5,862,349	5,776,262	4,965,746	4,931,631	4,716,044

Savings	946,738	937,839	895,019	834,309	811,516

Money market
Commercial	819,452	856,117	732,639	827,901	787,894
Retail	914,918	931,702	840,054	834,628	737,554
Brokered	106,823	126,168	8,007	196,548	187,023
Public funds	70,654	85,040	71,181	92,562	94,719
Total Money Market	1,911,847	1,999,027	1,651,881	1,951,639	1,807,190

Brokered time certificates	—	—	—	20,000	20,000
Other time certificates	468,019	530,640	554,943	596,593	481,686
	468,019	530,640	554,943	616,593	501,686
Total Deposits	$9,188,953	$9,243,768	$8,067,589	$8,334,172	$7,836,436

Customer sweep accounts	$110,578	$120,922	$121,565	$105,548	$119,973

Explanation of Certain Unaudited Non-GAAP Financial Measures
This presentation contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance and if not provided would be requested by the investor community. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might define or calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

GAAP TO NON-GAAP RECONCILIATION			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Six Months Ended

(Amounts in thousands, except per share data)	2Q'22	1Q'22	4Q'21	3Q'21	2Q'21	2Q'22	2Q'21

Net Income	$32,755	$20,588	$36,330	$22,944	$31,410	$53,343	$65,129

Total noninterest income	16,964	15,373	18,706	19,028	15,322	32,337	32,993
Securities losses (gains), net	300	452	379	30	55	752	169
Gain on sale of domain name (included in other income)	—	—	(755)	—	—	—	—
Total Adjustments to Noninterest Income	300	452	(376)	30	55	752	169
Total Adjusted Noninterest Income	17,264	15,825	18,330	19,058	15,377	33,089	33,162

Total noninterest expense	56,148	58,917	50,263	55,268	45,784	115,065	91,904
Merger related charges	(3,039)	(6,692)	(482)	(6,281)	(509)	(9,731)	(1,090)
Amortization of intangibles	(1,446)	(1,446)	(1,304)	(1,306)	(1,212)	(2,892)	(2,423)
Branch reductions and other expense initiatives	—	(74)	(168)	(870)	(663)	(74)	(1,112)
Total Adjustments to Noninterest Expense	(4,485)	(8,212)	(1,954)	(8,457)	(2,384)	(12,697)	(4,625)
Total Adjusted Noninterest Expense	51,663	50,705	48,309	46,811	43,400	102,368	87,279

Income Taxes	8,886	5,834	8,344	7,049	8,785	14,720	18,942
Tax effect of adjustments	1,213	2,196	280	2,081	598	3,409	1,175
Effect of change in corporate tax rate on deferred tax assets	—	—	774	—	—	—	—
Total Adjustments to Income Taxes	1,213	2,196	1,054	2,081	598	3,409	1,175
Adjusted Income Taxes	10,099	8,030	9,398	9,130	9,383	18,129	20,117
Adjusted Net Income	$36,327	$27,056	$36,854	$29,350	$33,251	$63,383	$68,748

Earnings per diluted share, as reported	$0.53	$0.33	$0.62	$0.40	$0.56	$0.86	$1.17
Adjusted Earnings per Diluted Share	0.59	0.44	0.62	0.51	0.59	1.03	1.23
Average diluted shares outstanding	61,923	61,704	59,016	57,645	55,901	61,818	55,827

Adjusted Noninterest Expense	$51,663	$50,705	$48,309	$46,811	$43,400	$102,368	$87,279
Provision for credit losses on unfunded commitments	—	(142)	—	(133)	—	(142)	—
Foreclosed property expense and net gain / (loss) on sale	968	164	175	(66)	90	1,132	155
Net Adjusted Noninterest Expense	$52,631	$50,727	$48,484	$46,612	$43,490	$103,358	$87,434

Revenue	$98,611	$91,895	$90,995	$90,352	$81,124	$190,506	$165,405
Total Adjustments to Revenue	300	452	(376)	30	55	752	169
Impact of FTE adjustment	117	117	123	131	131	234	262
Adjusted Revenue on a fully taxable equivalent basis	$99,028	$92,464	$90,742	$90,513	$81,310	$191,492	$165,836
Adjusted Efficiency Ratio	53.15%	54.86%	53.43%	51.50%	53.49%	53.97%	52.72%

Net Interest Income	$81,647	$76,522	$72,289	$71,324	$65,802	$158,169	$132,412
Impact of FTE adjustment	117	117	123	131	131	234	262
Net Interest Income including FTE adjustment	$81,764	$76,639	$72,412	$71,455	$65,933	$158,403	$132,674
Total noninterest income	16,964	15,373	18,706	19,028	15,322	32,337	32,993
Total noninterest expense	56,148	58,917	50,263	55,268	45,784	115,065	91,904
Pre-Tax Pre-Provision Earnings	$42,580	$33,095	$40,855	$35,215	$35,471	$75,675	$73,763
Total Adjustments to Noninterest Income	300	452	(376)	30	55	752	169
Total Adjustments to Noninterest Expense	(3,517)	(8,190)	(1,779)	(8,656)	(2,294)	(11,707)	(4,470)
Adjusted Pre-Tax Pre-Provision Earnings	$46,397	$41,737	$42,258	$43,901	$37,820	$88,134	$78,402

Average Assets	$10,840,518	$10,628,516	$10,061,382	$9,753,734	$9,025,846	$10,735,102	$8,757,093
Less average goodwill and intangible assets	(307,411)	(304,321)	(267,692)	(254,980)	(235,964)	(305,875)	(236,640)
Average Tangible Assets	$10,533,107	$10,324,195	$9,793,690	$9,498,754	$8,789,882	$10,429,227	$8,520,453

Return on Average Assets (ROA)	1.21%	0.79%	1.43%	0.93%	1.40%	1.00%	1.50%
Impact of removing average intangible assets and related amortization	0.08	0.06	0.08	0.07	0.08	0.07	0.08
Return on Average Tangible Assets (ROTA)	1.29	0.85	1.51	1.00	1.48	1.07	1.58

GAAP TO NON-GAAP RECONCILIATION			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Six Months Ended

(Amounts in thousands, except per share data)	2Q'22	1Q'22	4Q'21	3Q'21	2Q'21	2Q'22	2Q'21
Impact of other adjustments for Adjusted Net Income	0.09	0.21	(0.02)	0.23	0.04	0.16	0.05
Adjusted Return on Average Tangible Assets	1.38	1.06	1.49	1.23	1.52	1.23	1.63

Average Shareholders' Equity	$1,350,568	$1,400,535	$1,303,686	$1,248,547	$1,170,395	$1,375,413	$1,153,499
Less average goodwill and intangible assets	(307,411)	(304,321)	(267,692)	(254,980)	(235,964)	(305,875)	(236,640)
Average Tangible Equity	$1,043,157	$1,096,214	$1,035,994	$993,567	$934,431	$1,069,538	$916,859

Return on Average Shareholders' Equity	9.73%	5.96%	11.06%	7.29%	10.76%	7.82%	11.39%
Impact of removing average intangible assets and related amortization	3.28	2.06	3.23	2.27	3.12	2.64	3.34
Return on Average Tangible Common Equity (ROTCE)	13.01	8.02	14.29	9.56	13.88	10.46	14.73
Impact of other adjustments for Adjusted Net Income	0.96	1.99	(0.18)	2.16	0.39	1.49	0.39
Adjusted Return on Average Tangible Common Equity	13.97	10.01	14.11	11.72	14.27	11.95	15.12

Loan interest income[1]	$69,388	$67,198	$64,487	$64,517	$60,440	$136,586	$122,830
Accretion on acquired loans	(2,720)	(3,717)	(3,520)	(3,483)	(2,886)	(6,437)	(5,754)
Interest and fees on PPP loans	(741)	(1,523)	(3,352)	(5,917)	(5,127)	(2,264)	(12,013)
Loan interest income excluding PPP and accretion on acquired loans	$65,927	$61,958	$57,615	$55,117	$52,427	$127,885	$105,063

Yield on loans[1]	4.29	4.30	4.31	4.49	4.33	4.30	4.36
Impact of accretion on acquired loans	(0.16)	(0.24)	(0.24)	(0.24)	(0.21)	(0.21)	(0.20)
Impact of PPP loans	(0.03)	(0.06)	(0.13)	(0.22)	0.01	(0.04)	(0.02)
Yield on loans excluding PPP and accretion on acquired loans	4.10%	4.00%	3.94%	4.03%	4.13%	4.05%	4.14%

Net Interest Income[1]	$81,764	$76,639	$72,412	$71,455	$65,933	$158,403	$132,674
Accretion on acquired loans	(2,720)	(3,717)	(3,520)	(3,483)	(2,886)	(6,437)	(5,754)
Interest and fees on PPP loans	(741)	(1,523)	(3,352)	(5,917)	(5,127)	(2,264)	(12,013)
Net interest income excluding PPP and accretion on acquired loans	$78,303	$71,399	$65,540	$62,055	$57,920	$149,702	$114,907

Net Interest Margin	3.38	3.25	3.16	3.22	3.23	3.32	3.37
Impact of accretion on acquired loans	(0.12)	(0.15)	(0.15)	(0.15)	(0.14)	(0.14)	(0.15)
Impact of PPP loans	(0.02)	(0.05)	(0.10)	(0.18)	(0.06)	(0.03)	(0.08)
Net interest margin excluding PPP and accretion on acquired loans	3.24%	3.05%	2.91%	2.89%	3.03%	3.15%	3.14%

Security interest income[1]	$12,562	$10,218	$8,750	$7,956	$6,745	$22,780	$13,230
Tax equivalent adjustment on securities	(36)	(37)	(37)	(38)	(39)	(73)	(78)
Security interest income excluding tax equivalent adjustment	$12,526	$10,181	$8,713	$7,918	$6,706	$22,707	$13,152

Loan interest income[1]	$69,388	$67,198	$64,487	$64,517	$60,440	$136,586	$122,830
Tax equivalent adjustment on loans	(81)	(80)	(86)	(93)	(92)	(161)	(184)
Loan interest income excluding tax equivalent adjustment	$69,307	$67,118	$64,401	$64,424	$60,348	$136,425	$122,646

Net Interest Income[1]	$81,764	$76,639	$72,412	$71,455	$65,933	$158,403	$132,674
Tax equivalent adjustment on securities	(36)	(37)	(37)	(38)	(39)	(73)	(78)
Tax equivalent adjustment on loans	(81)	(80)	(86)	(93)	(92)	(161)	(184)
Net interest income excluding tax equivalent adjustment	$81,647	$76,522	$72,289	$71,324	$65,802	$158,169	$132,412

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.